Exhibit 3.1

Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Neveda	Document Number 20100075627-70
Filing Date and Time 02/05/2010 11:00 AM
Entity Number C2229-2002

ROSS MILLER
 Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website:  secretaryofstate.biz

Certificate of Designation
(PURSUANT TO NRS 78-1955)

USE BLACK INK ONLY-DO NOT HIGHLIGHT
  ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Designation for
Nevada Profit Corporations
(Pursuant to NRS 788)

1.     Name of corporation:

Rodobo International, Inc.

2.     By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

It is in the best interest of the Corporation to create a Class of Preferred Stock known as the Series A Preferred Stock with such rights, designations, and preferences as set forth in the form attached titled CERTIFICATE OF DESIGNATIONS PREFERENCES AND RIGHTS OF SERIES A PREFERRED STOCK OF RODOBO INTERNATIONAL, INC.

3.    Effective date of filing:  (optional)
(must not be later than 90 days after the certificate is filed)

4.    Signature: (required)

X /s/ Yanbin Wang
Signature of Officer

Filing Fee:  $175.00

Important:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES A PREFERRED STOCK
Of
RODOBO INTERNATIONAL, INC.

Pursuant to Section 78.1955 of the
Nevada Revised Statutes

Rodobo International, Inc., a corporation organized and existing under the Nevada Revised Statutes of the State of Nevada (the “Company”), DO HEREBY CERTIFY:

Pursuant to authority expressly granted and vested in the Board of Directors of the Company by the provisions of the Company’s Articles of Incorporation, as amended, the Board of Directors adopted the following resolution on February 5, 2010 (i) designating a series of the Company’s previously authorized preferred stock, par value $.0001 per share (the “Preferred Stock”), and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 2,000,000 shares of Series A Preferred Stock of the Company, as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company by the provisions of the Company’s Articles of Incorporation, as amended, a series of Preferred Stock of the Company be, and it hereby is, created out of the 30,000,000 authorized but unissued shares of Preferred Stock of the Company and such series to be designated series A preferred stock (the “Series A Preferred Stock”), to consist of 2,000,000 shares, par value $.0001 per share, which shall have the following preferences, powers, designations and other special rights:

1.	Voting.

(a)
General Voting Rights. The holders of Series A Preferred Stock shall vote together with the holders of the common stock, $.0001 par value, of the Company (“Common Stock”) as one class except those set forth below in Section 1 (b), as to which the Series A Preferred Stock will be entitled to vote separately as a class. Each issued and outstanding share of Series A Preferred Stock shall have 6 votes on all matters submitted to the stockholders of the Company. In any vote or action of the holders of the Series A Preferred Stock voting together as a separate class required by law or as set forth below in Section 1 (b), each share of issued and outstanding Series A Preferred Stock shall entitle the holder thereof to one vote.

(b)
Class Voting Rights. The Series A Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 1(a) hereof). So long as any share of the Series A Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of a majority of the shares of the Series A Preferred Stock outstanding at the time (the “Majority Holders”), given in person or by proxy, either in writing or at a meeting in which the holders of the Series A Preferred Stock vote separately as a class:

(i)
authorize, create, issue or increase the authorized or issued amount of any class or series of Preferred Stock, including any other security convertible into or exercisable for any other equity security, which class or series, in any such case, ranks pari passu or senior to the Series A Preferred Stock, with respect to the voting rights;

(ii)
amend, alter or repeal the provisions of the Series A Preferred Stock, whether by merger, consolidation or otherwise amend the Articles of Incorporation, By-Laws of the Company or this Certificate of Designations, Preferences, and Rights of Series A Preferred Stock (the “Certificate of Designations”), so as to adversely affect the voting power of the Series A Preferred Stock, or issue additional shares of Series A Preferred Stock;

(iii)
purchase or otherwise acquire any share or shares of Preferred Stock or Common Stock (or pay into or set aside for a sinking fund for such purpose); provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Company or any subsidiary pursuant to agreements under which this Company has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment; or

(iv)	reclassify the Company’s outstanding securities.

2.	Dividends. The Series A Preferred Stock shall not accrue, earn, or participate in any dividends.

3.	Liquidation Preference. The Series A Preferred Stock shall not have a liquidation preference.

4.	No Redemption. The Series A Preferred Stock shall not be subject to redemption by the Company.

5.	Conversion. The Series A Preferred Stock shall not have any conversion rights.

6.
No Preemptive Rights. No holder of the Series A Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class.

7.
No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Company by reason of purchase or otherwise shall be reissued, and all such shares of Series A Preferred Stock shall be cancelled, retired and eliminated from the shares of Series A Preferred Stock, as applicable, which the Company shall be authorized to issue. Any such shares of Series A Preferred Stock acquired by the Company shall have the status of authorized and unissued shares of Preferred Stock issuable and may be redesignated and reissued in any series other than as Series A Preferred Stock.

8.
Record Owner. The Company may deem the person in whose name shares of Series A Preferred Stock shall be registered upon the registry books of the Company to be, and may treat him as, the absolute owner of the Series A Preferred Stock for the purposes of conversion and for all other purposes, and the Company shall not be affected by any notice to the contrary.

9.
Register.  The Company shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Company itself, for the registration of the Series A Preferred Stock.  Upon any transfer of shares of Series A Preferred Stock in accordance with the provisions hereof, the Company shall register or cause the transfer agent to register such transfer on the stock register.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed by its Chief Executive Officer this 5th day of February 2010.

By:	/s/ Yanbin Wang
Name: Yanbin Wang
Title: Chief Executive Officer

By:	/s/ Xiuzhen Qiao
Name: Xiuzhen Qiao
Title: Chief Financial Officer